STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                                                  Three Months Ended
                                                      September 30,

                                              1994                1993
Net income per share
was computed as follows:

Primary:

  1)  Net income                            $   974,072       $ 1,237,440

  2)  Weighted average common
      shares outstanding                      5,991,803         5,946,282

  3)  Incremental shares under
      stock options computed under
      the treasury stock method
      using the average market
      price of issuer's common
      stock during the periods                  198,451            29,688

  4)  Weighted average common and
      common equivalent shares
      outstanding                             6,190,254         5,975,970

  5)  Net income per share (item 1
      divided by item 4)                    $       .16       $       .21


Fully diluted:

  1)  Net income                            $   974,072       $ 1,237,440

  2)  Weighted average common
      shares outstanding                      5,991,803         5,946,282

  3)  Incremental shares under
      stock options computed under
      the treasury stock method
      using the market price of
      issuer's common stock at the
      end of the periods if higher
      than the average market price             212,629            58,090

  4)  Weighted average common and
      common equivalent shares
      outstanding                             6,204,432         6,004,372

  5)  Net income per share (item 1
      divided by item 4)                    $       .16       $       .21